Exhibit 10.4

NYGS New York Global Securities
-------------------------------
Global Investment Banking, Securities, & Financial Services
                                                               Member NASD, AIPC


February  7,  2006

Mr.  Bon  Kwan  Ku
Chief  Executive  Officer  and  President
Sorell,  Inc.
Buk-ri  35,  Nama-Myun
Yongin  City,  South  Korea

Dear  Mr.  Ku:

This letter agreement (the "Agreement") confirms our complete understanding with respect to the retention of New York Global Securities, Incorporated ("NYGS") as exclusive financial advisor and placement agent in connection with the placement (the "Placement") of certain securities (the "Securities") of Sorell, Inc. (the "Company").

     Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

     1. APPOINTMENT. The Company hereby retains NYGS and NYGS hereby agrees to act as the Company's placement agent in connection with the Placement.

     2. SCOPE AND CERTAIN CONDITIONS OF SERVICES. The Company expressly acknowledges and agrees the obligations of NYGS hereunder are on a reasonable best efforts basis only and that the execution of the Agreement does not constitute a commitment by NYGS to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof, or the success of securing any other financing on behalf of the Company.

     3. FEES. In consideration for the services rendered by NYGS in connection with the Placement, the Company agrees to pay NYGS the following fees:

     (a) A success fee (the "Success Fee") equal to 12.0% of the gross proceeds from the sale of Securities in the Placement. The Success Fee is due and payable to NYGS immediately upon the closing of the Placement and shall be disbursed directly to NYGS simultaneously with the delivery of the proceeds of the Placement to the Company.

     (b) Non-callable warrants of the Company (the "Placement Agent Warrants") issuable to NYGS, or its designee simultaneously with the closing of the Placement, to purchase 20.0% of the aggregate number of Securities sold in the Placement. The Placement Agent Warrants shall entitle the holder thereof to purchase securities of the Company at a purchase price per share equal to the price of the Securities sold in the Placement and shall be exercisable for a period of three years after the closing of the Placement. The Placement Agent Warrants shall be satisfactory in form and substance to NYGS and its counsel and shall contain provisions for, among other things, cashless exercise, and anti-dilution protection in the event of merger,

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          consolidation,  reclassification,  reorganization  and  other  similar events, but not in the event of subsequent sales of securities by the Company.

4. In addition to any fees that may be payable to NYGS hereunder, the Company shall reimburse NYGS for its out-of-pocket expenses incurred in connection with its engagement hereunder, including the reasonable fees and expenses of its legal counsel. If any expenses have not previously been reimbursed at the time this Agreement terminates, the Company shall promptly reimburse NYGS for any such expenses incurred or accrued prior to termination.

5. Following a Placement of a minimum of $1.5 million, to the extent that, at any time during the term of this Agreement or the 18 month period following the Placement, the Company determines to raise debt, equity or equity-linked securities via a public offering or private placement, pursue a merger, acquisition or divestiture, or otherwise, or require other investment banking services, then NYGS shall have the first right of refusal, but not the obligation, to act as the Company's exclusive placement agent, lead manager, financial advisor or dealer-manager, as appropriate, in each case pursuant to a separate engagement letter which shall provide for, among other things, mutually acceptable terms, conditions, indemnification and compensation for such services.

6. None of the advice, either oral or written, provided to the Company by NYGS hereunder shall be publicly disclosed or made available to third parties without the prior written consent of NYGS, which consent shall not be unreasonably withheld, except the information may be disclosed (i) to the Company's counsel, accountants and other advisors having a need to know, (ii) in the course of any litigation or court proceeding involving the Company including, without limitation, the enforcement of any claim against the Company, whether inside or outside the context of a bankruptcy proceeding, (iii) as the Company reasonably believes to be otherwise required by law pursuant to legal process or any judicial, administrative, legislative, regulatory or self-regulatory body or committee having, or claiming to have, jurisdiction over the proposed Placement or the Company, or any other governmental agency or representative thereof, (iv) in the event that the Company is requested (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, court order, civil investigative demand or other process) to disclose such information. If the Company is requested pursuant to clause (iv) to disclose any information, the Company will (x) give NYGS prompt notice of such request so that NYGS may seek an appropriate protective order and (y) consult with NYGS as to the advisability of taking legally available steps to resist or narrow such a request. The Company will cooperate fully with NYGS in obtaining such an order. If in the absence of a protective order the Company is nonetheless compelled to disclose information, NYGS agrees that it may make such disclosure without liability hereunder, provided that it gives NYGS written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon NYGS' request and at its expense, uses its best efforts to obtain reasonable assurances that confidential treatment will be accorded to such information. All references to the Company in this paragraph shall be deemed to include their representatives.

7. Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of NYGS is advisory, the Company

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agrees  to indemnify and hold harmless NYGS, its affiliates and their respective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Act") or
Section 20(a) of the Securities Exchange Act of 1934, as amended (an "Indemnified Party" or collectively, the "Indemnified Parties"), from and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys fees and expenses (hereinafter a "Claim" or "Claims"), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact in any offering document provided by the Company relating to any capital raising assignment performed by NYGS on behalf of the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any transaction contemplated by the engagement of NYGS hereunder (items (i) and (ii) being hereinafter referred to as a "Matter" or "Matters"), and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (in connection with which the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of NYGS settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not NYGS or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of NYGS and each other Indemnified Party hereunder from all liability arising out of such proceeding.

In order to provide for just and equitable contribution in any case in which an Indemnified Party is entitled to indemnification pursuant to this Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, the Company shall contribute to the aggregate losses, Claims, damages and/or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and NYGS on the other, from the Transaction. Notwithstanding the foregoing, NYGS shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by NYGS under this Agreement.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with NYGS' engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (in connection with which the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company

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set  forth  herein  shall  be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Agreement with NYGS and (iv) whether or not NYGS shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

8. (a) Subject to (b) and (c) below, the engagement of NYGS pursuant to this Agreement shall automatically terminate six months from the date of this Agreement or the date set forth in a termination notice delivered by either party to the other in accordance with the provisions set forth below. This Agreement may be extended if agreed to in writing by both parties.

     (b) The Company may terminate this Agreement upon 30 days written notice to NYGS.

     (c) NYGS may terminate this Agreement upon 30 days written notice to the Company without further liability or obligation on the part of NYGS.

9. (a) This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing signed by both parties.

     (b) Any term or condition of this Agreement which is prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by any applicable law, the Company hereby waives any provisions of such applicable law which render any provisions hereof prohibited or unenforceable in any respect.

10. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

     (b) Any dispute arising out of or relating to this Agreement or its performance that the parties are unable to resolve by agreement shall be finally settled by arbitration. Such arbitration shall be effected in accordance with the Rules of

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          Conciliation  and  Arbitration  of  the  International  Chamber  of
          Commerce and shall be conducted in New York. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the discretion to award counsel fees and costs to the prevailing party.

NYGS is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.



                                                NEW YORK GLOBAL SECURITIES, INC.

                                                   By: _________________________
                                                    Name: ______________________
                                                  Title: _______________________

Agreed to and accepted as of the date first above written:

SORELL,  INC.


By:  ______________________________

Name:  ____________________________

Title:  _____________________________

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